Exhibit 2.3
Registered No.: R-1
ISIN No.:
Common Code No.:
Registered Holder: HSBC ISSUER SERVICES COMMON DEPOSITARY NOMINEE (UK) LIMITED
BANCO MACRO S.A.
Banco Macro S.A. (the “Bank”) was organized as a corporation with limited liability (sociedad anónima) under the laws of Argentina for a term expiring on November 21, 2065 and was registered on November 21, 1966 under No. 1154, Book 2, Volume 75 of Sociedades Anónimas of the Public Registry of Commerce of the City of Buenos Aires, Argentina, and its registered domicile is Sarmiento 447, City of Buenos Aires, Argentina.
GLOBAL NOTE
representing
10.750% ARGENTINE PESO-LINKED NOTES DUE 2012
          TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO HSBC ISSUER SERVICES COMMON DEPOSITARY NOMINEE (UK) LIMITED AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”), EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), CLEARSTEAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), NOMINEES OF THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR TO THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF INTERESTS IN THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.
SERIES: 10.750% Argentine Peso-Linked Notes Due 2012, Series 3
SPECIFIED CURRENCY: U.S. dollars
PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
STATED MATURITY: June 7, 2012
ORIGINAL ISSUE DISCOUNT NOTE: YES [ ] NO [X]
FIXED RATE OF INTEREST: 10.750% per annum
INTEREST COMMENCEMENT DATE: June 7, 2007
INTEREST PAYMENT DATES: June 7 and December 7 of each year, commencing on December 7, 2007
REGULAR RECORD DATES: May 15 and November 15 of each year
          BANCO MACRO S.A., for value received, hereby promises to pay HSBC ISSUER SERVICES COMMON DEPOSITARY NOMINEE (UK) LIMITED, or its registered assigns, on the Stated Maturity, unless earlier redeemed in accordance with the terms hereof, the

U.S. dollar amount equal to (i) the Argentine Peso Equivalent Principal Amount of the Principal Amount specified above multiplied by (ii) the Applicable Exchange Rate on the relevant Calculation Date. The Bank further promises to pay interest on the Argentine Peso Equivalent Principal Amount of the Principal Amount specified above from, and including, the Interest Commencement Date, or from, and including, the most recent Interest Payment Date on which interest was paid or duly provided for, until the principal hereof shall be paid or made available for payment, semi-annually in arrears on the Interest Payment Dates, commencing on December 7, 2007, at an annual rate equal to 10.750%, in each case in U.S. dollars determined by converting peso amounts at the Applicable Exchange Rate on the relevant Calculation Date.
          For the purposes of this Note:
          “Argentine Peso Equivalent Principal Amount” means the amount in Argentine pesos determined by multiplying the Principal Amount of this Note then outstanding by the Initial Exchange Rate; and
          “Initial Exchange Rate” means Ps. 3.0794 per U.S. dollar (the Ps./ U.S.$ exchange rate on May 31, 2007).
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature of one of its authorized signatures, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
          This Note shall be governed by and construed in accordance with the laws of the State of New York; provided that all matters relating to the due authorization, execution, issuance and delivery of this Note by the Bank, and matters relating to the legal requirements necessary in order for this Note to qualify as “obligaciones negociables” under Argentine law, shall be governed by the Argentine Negotiable Obligations Law No. 23,576, as amended, together with Argentine Business Companies Law No. 19,550, as amended and other applicable Argentine laws and regulations.
          This Note does not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and does not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended. This Note is not secured by any floating lien or special guarantee nor is this Note guaranteed by any other means or by any other entity.

          IN WITNESS WHEREOF, Banco Macro S.A. has caused this Note to be duly executed.
Date:

BANCO MACRO S.A.
By:
Director

By:
Member of the Supervisory
Committee

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.

HSBC BANK USA, National Association, as Trustee
By:
Authorized Signatory

[REVERSE OF NOTE]
BANCO MACRO S.A.
10.750% ARGENTINE PESO-LINKED NOTES DUE 2012, SERIES 3
General
          This Note is issued under the Indenture (the “Indenture”), dated as of December 18, 2006, among the Bank, as issuer, HSBC Bank USA, National Association, as trustee (the “Trustee”), co-registrar, paying agent and transfer agent and HSBC Bank Argentina S.A., as registrar, paying agent, transfer agent and representative of the Trustee in Argentine.
          The terms and conditions of the Indenture shall for all purposes have the same effect as if set forth in this Note. In the event of any conflict between the provisions stated in this Note and in the Indenture, the provisions stated in this Note shall prevail.
          Unless otherwise defined in this Note, capitalized terms used herein shall have the meaning ascribed to them in the Indenture.
          This Note is one of the Series designated above, which term shall mean each original issue of debt securities of such Series and shall be deemed to include any other debt securities in respect of such Series issued pursuant to the Indenture (collectively, the “Notes”). The Notes shall initially be issued in an aggregate principal amount of U.S.$100,000,000. The Notes, together with any other debt securities of the Bank issued under the Indenture, are limited to an aggregate principal amount outstanding at any one time of U.S.$400,000,000 or the equivalent thereof in one or more Specified Currencies.
          Copies of the Indenture are on file and available for inspection at the Corporate Trust Office of the Trustee and at the office of the Registrar in the City of Buenos Aires, and if and for so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and such exchange shall so require, at the office of the Paying Agent in Luxembourg, in each case as specified in the Indenture. The Holder of this Note is entitled to the benefit of, is bound by, and is deemed to have notice of, all provisions of the Indenture.
Payments
          Payments of principal, interest, Additional Amounts and other amounts due in respect of the Notes will, except in the limited circumstances specified herein, be made in U.S. dollars in amounts determined by the Exchange Rate Calculation Agent (i) based on the Argentine Peso Equivalent Principal Amount and (ii) by converting peso amounts into U.S. dollars at the Applicable Exchange Rate on the relevant Calculation Date.
          For the purposes of the Notes:
          “Applicable Exchange Rate” means the ARS Industry Survey Rate, or any successor rate, published by EMTA, Inc. on a daily basis on its web page

(https://emta.org or any successor web page) (the “EMTA Exchange Rate”). In the event that the EMTA Exchange Rate is not available, the Applicable Exchange Rate will be the average offer exchange rate for the conversion of Argentine pesos into U.S. dollars published by the following banks in Argentina, at 3:00 p.m., Buenos Aires time, as calculated by the Exchange Rate Calculation Agent: Banco Santander Río S.A.; BBVA Banco Francés S.A.; The Branch of Citibank, N.A., in Argentina; Deutsche Bank S.A. and; HSBC Bank Argentina S.A.
     “Argentine Peso Equivalent Principal Amount” means the amount in Argentine pesos determined by multiplying the aggregate principal amount of the Notes then outstanding by the Initial Exchange Rate.
     “Business Day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or the City of Buenos Aires.
     “Calculation Date” means the date that is two Business Days before the applicable Payment Date.
     “Initial Exchange Rate” means Ps. 3.0794 per U.S. dollar (the Ps./ U.S.$ exchange rate on May 31, 2007).
          Interest shall be paid in immediately available funds to the Person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date notwithstanding the cancellation of such Note upon any transfer or exchange thereof subsequent to such Regular Record Date and prior to such Interest Payment Date; provided, however, that interest payable at Stated Maturity or upon acceleration or redemption shall be paid to the Person to whom principal will be payable; provided, further, that if and to the extent the Bank defaults in the payment of the interest, including any Additional Amounts, due on such Interest Payment Date, such defaulted interest, including any Additional Amounts, shall be paid to the Person in whose names such Note is registered at the end of a subsequent record date established by the Bank by notice given by mail by or on behalf of the Bank to the Holders of the Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 15 days preceding the date of payment in respect of such defaulted interest.
          Payments of principal, interest, Additional Amounts and other amounts due in respect of a Note at Stated Maturity or upon acceleration or redemption shall be made to the registered Holder on such date in immediately available funds upon surrender of such Note at the Corporate Trust Office or at the specified office of any other Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest, Additional Amounts and other amounts on or in respect of Notes to be made other than at Stated Maturity or upon acceleration or redemption shall be made by check mailed on or before the due date for such payments to the address of the Person entitled thereto as it appears in the Register; provided that (a) the Common Depositary, as Holder of the Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds, and (b) a Holder of U.S.$1,000,000 in aggregate principal amount of Notes shall be entitled to receive payments of interest by wire transfer of immediately available funds to an account maintained by such Holder at a bank located in the United States as may have been appropriately designated by such Holder to the Trustee in writing no later than 15 days prior to the date such payment is due. Unless such designation is revoked, any such designation made by such Holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such Holder.
          Notwithstanding the foregoing, or anything to the contrary in the Notes or the Indenture, payments of principal, interest, Additional Amounts and other amounts due in respect of the Notes shall be made in U.S. dollars outside Argentina in the case of Global Notes to the Common Depositary for Euroclear and Clearstream. In the event that the Bank furnishes to the Trustee evidence that it is unable either to purchase sufficient U.S. dollars with Argentine pesos or to transfer sufficient funds outside of Argentina in order to make payment in respect of the Notes on a Payment Date, whether: (i) directly, by buying U.S. dollars with Argentine pesos in the foreign exchange market in Argentina and transferring such dollars outside Argentina, or (ii) indirectly, by buying with Argentine pesos any series of Argentine Discount Bonds or Argentine Par Bonds, or any other public or private securities issued in Argentina and denominated in U.S. dollars, and transferring and selling such bonds or other securities outside Argentina for U.S. dollars, or (iii) by means of any other legal procedure then existing in Argentina for the purchase and transfer abroad of U.S. dollars, in each case, because of any legal or regulatory restriction or due to any other reason beyond our control, then the Bank will be able to discharge its payment obligations in respect of the Notes on such Payment Date by transferring the applicable amount in Argentine pesos owed in respect of principal, interest, Additional Amounts or other amounts (by reference to the Argentine Peso Equivalent Principal Amount) to accounts located in Argentina, in the case of Global Notes as designated by Euroclear or Clearstream, as the case may be. Payments made in Argentine pesos to accounts located in Argentina in accordance with the preceding sentence will release the Bank from its obligation to make such payments in U.S. dollars to accounts outside Argentina and will not result in an Event of Default, accordingly, the Holders of the Notes would not be entitled to any additional payment or acceleration whatsoever in connection therewith. In addition, in the event that on a subsequent Payment Date it becomes possible again to purchase and transfer amounts as set forth in clauses (i), (ii) or (iii) of the second sentence of this paragraph, the Bank will be required to make subsequent payments in respect of the Notes in U.S. dollars to accounts outside Argentina. All costs and taxes payable in connection with the conversion and transfer abroad of payments in respect of the Notes will be borne by the Bank.

Exchange Rate Calculation Agent
          As long as any Notes remain Outstanding, the Bank shall maintain an agent for calculating the Applicable Exchange Rate in respect of the Notes (the “Exchange Rate Calculation Agent”). The Exchange Rate Calculation Agent shall determine the Applicable Exchange Rate in accordance with the provisions of the Notes and the U.S. dollars to be paid per U.S.$100,000 principal amount of Notes. The determinations of the Exchange Rate Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Bank and on the Holders of the Notes.
          The Exchange Rate Calculation Agent shall notify in writing the Bank, the Trustee and any Paying Agent of each Applicable Exchange Rate and the U.S. dollar amounts to be paid per U.S.$100,000 principal amount of Notes as soon as reasonably practicable after determination thereof (and in no case later than one Business Day prior to the applicable Payment Date). In addition, the Trustee shall provide or publish, promptly after determination thereof by the Exchange Rate Calculation Agent (and in no case later than one Business Day prior to the applicable Payment Date), the Applicable Exchange Rate and the U.S. dollar or Argentine peso amounts, as the case may be, to be paid per U.S.$100,000 principal amount of Notes in the same manner as for giving notices to Holders of the Notes pursuant to Section 12.5 of the Indenture and, for so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and such exchange shall so require, in a newspaper with general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange.
          The Bank has initially appointed HSBC Bank Argentina S.A. as the Exchange Rate Calculation Agent. The Exchange Rate Calculation Agent may be removed by the Bank at any time. In the event that the Exchange Rate Calculation Agent is unable or unwilling to act as such, fails to comply with the provisions applicable to it under the Notes or is removed by the Bank, the Bank will promptly appoint a bank, trust company, investment banking firm or other financial institution as the successor Exchange Rate Calculation Agent (which shall not control or be controlled by or be under common control with the Bank or its Affiliates).
          The Exchange Rate Calculation Agent shall be deemed an Agent under the Indenture and shall have the powers and authority granted to and conferred upon it therein and under the Notes, and such further powers and authority to act on behalf of the Bank as the Bank and the Exchange Rate Calculation Agent may agree in writing.
Taxation
          All payments of principal, premium or interest by the Bank in respect of the Notes shall be made without deduction or withholding for or on account of any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatsoever nature imposed or levied by or on behalf of Argentina or by or within any political subdivision thereof or any authority therein having power to tax (“Argentine Taxes”), unless the Bank is compelled by law to so deduct or withhold. In any such event, the Bank shall pay such additional amounts (“Additional Amounts”) in respect of Argentine Taxes as may be necessary to ensure that the amounts received by the Holders of such Notes after such withholding or deduction shall equal the respective amounts that would have been receivable in respect of such Notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable:
     (i) to or on behalf of a Holder or beneficial owner of a Note that is liable for Argentine Taxes in respect of such Note by reason of having a present or former connection with Argentina other than merely the holding or owning of such Note or the enforcement of rights with respect to such Note or the receipt of income or any payments in respect thereof;
     (ii) to or on behalf of a Holder or beneficial owner of a Note in respect of Argentine Taxes that would not have been imposed but for the failure of the Holder or beneficial owner of a Note to comply with any certification, identification, information, documentation or other reporting requirement (within 30 calendar days following a written request from the Bank to the Holder for compliance) if such compliance is required by applicable law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Argentine Taxes;
     (iii) to or on behalf of a Holder or beneficial owner of a Note in respect of any estate, inheritance, gift, sales, transfer, personal assets or similar tax, assessment or other governmental charge;
     (iv) to or on behalf of a Holder or beneficial owner of a Note in respect of Argentine Taxes payable otherwise than by withholding from payment of principal of, premium, if any, or interest on the Notes;
     (v) to or on behalf of a Holder or beneficial owner of a Note in respect of Argentine Taxes that would not have been imposed but for the fact that the Holder presented such Note for payment (where presentation is required) more than 30 days after the later of (x) the date on which such payment became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Securityholders by the Trustee; or
     (vi) for any combination of items (i) through (v) above;
nor shall Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Notes to any Holder or beneficial owner of a Note who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Argentina to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Notes.
          All references in the Notes to principal, premium or interest payable thereunder shall be deemed to include references to any Additional Amounts payable under the Notes with respect to such principal, premium or interest. The Bank will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of any amounts deducted or withheld in accordance with the Notes promptly upon the Bank’s payment thereof, and copies of such documentation will be made available by the Trustee to Holders upon written request to the Trustee.
          The Bank will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of each Note or any other document or instrument referred to herein or therein, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Argentina except those resulting from, or required to be paid in connection with, the enforcement of such Note after the occurrence and during the continuance of any Event of Default with respect to the Note in default.
Early Redemption Due to Tax Reasons
          The Bank will have no right to redeem all or any portion of the Notes except as provided in the following paragraph.
          The Notes may be redeemed at the option of the Bank in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ written notice (which shall be irrevocable) to the Trustee and the CNV, at the principal amount thereof, if, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including without limitation the holding of a court of competent jurisdiction, the Bank has or will become obligated to pay Additional Amounts on or in respect of the Notes, which change or amendment becomes effective on or after the date of issuance of the Notes, and the Bank determines in good faith that such obligation cannot be avoided by the Bank taking reasonable measures available to it. Prior to the distribution of any notice of redemption pursuant hereto, the Bank shall deliver to the Trustee an Officers’ Certificate and an opinion of an independent Argentine legal counsel of nationally recognized standing in such tax matters, stating that the Bank has or will become obligated to pay Additional Amounts as a result of such change or amendment and that such obligation cannot be avoided by the Bank taking reasonable measures available to it. The Trustee shall be entitled to accept such certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions contained in the second preceding sentence.
Satisfaction and Discharge & Defeasance
The provisions of Articles IX and XI of the Indenture shall apply to the Notes; provided, however, that, notwithstanding anything to the contrary in such Articles, amounts deposited in connection with any satisfaction and discharge or any defeasance shall be in Argentine pesos.
Denomination
          The Notes shall be issued in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Global Security
          The Notes shall initially be issued in the form of one or more Rule 144A Global Securities and Regulation S Global Securities (together, the “Global Notes”). HSBC Issuer Services Common Depositary Nominee (UK) Limited shall act as Common Depositary with respect to the Global Notes. The Global Notes shall, except as otherwise set forth herein, comply with the provisions of Section 2.1(c) of the Indenture relating to Euroclear/Clearstream Global Securities.
          In accordance with Section 6.3 of the Indenture, any Person in whose name any Global Note is registered upon the Register shall be treated as the absolute owner of such Global Note, and no owners of beneficial interests in the Global Notes will be considered Holders thereof for any purpose under the Indenture.
          The Global Notes are exchangeable in whole or in part for duly executed and issued Certificated Securities in the form set forth in the Indenture, with the applicable legends as marked thereon, only if such exchange complies with Sections 2.7 and 2.10 of the Indenture. Interests in the Global Notes are exchangeable or transferable in whole or in part for interests in a Rule 144A Global Security, Regulation S Global Security or an Unrestricted Global Security of the same Series, only if such exchange or transfer complies with Section 2.10 of the Indenture.
Supplemental Indentures
          Notwithstanding anything in Article VII of the Indenture to the contrary, no supplemental indenture shall, without the consent of each Holder of a Note adversely affected thereby, change the method for determining payments of principal, interest, Additional Amounts or other amounts due in respect of the Notes.

SCHEDULE A

Increase in
Principal Amount
	Principal Amount of		of this Note due
	Certificated Notes or		to the exchange or
	other Global Notes	Principal	transfer of another
	issued in exchange for or	Amount of	Note (or an	Remaining
	upon transfer of an	this Note	interest therein)	Principal	Notation made
	interest in this	Redeemed or	for an interest in	Amount of	on behalf of
Date	Note	Repurchased	this Note	this Note	the Trustee by

PRICING SUPPLEMENT NO. 3 (To Offering Circular Dated April 27, 2007)	CONFIDENTIAL
US$100,000,000
BANCO MACRO S.A.
(incorporated in the Republic of Argentina)
10.750% Argentine Peso-Linked Notes Due 2012

     This Pricing Supplement relates to a series of notes to be issued under our global medium-term note program for the issuance of notes in one or more series up to an aggregate principal amount at any time outstanding of US$400,000,000. This Pricing Supplement is supplementary to, and should be read in conjunction with, the Offering Circular dated April 27, 2007 relating to our global medium-term note program, which we refer to as the “Offering Circular”. To the extent that information contained in this Pricing Supplement is not consistent with the Offering Circular, this Pricing Supplement will be deemed to supersede the Offering Circular with respect to the notes offered hereby.
     We are offering US$100,000,000 of our 10.750% Argentine Peso-Linked Notes Due 2012, which we refer to as the “Notes.” The Notes will mature on June 7, 2012. The Notes will bear interest at a fixed rate of 10.750 % per year, payable semi-annually in arrears on June 7 and December 7 of each year, commencing on December 7, 2007. Payment of principal, interest, additional amounts and any other amounts in respect of the Notes will, except in limited circumstances, be made in U.S. dollars, in amounts determined based on the Argentine peso equivalent of the aggregate principal amount of the Notes then outstanding (initially based on an exchange rate of Ps.3.0794 = US$1.00).
     In the event of certain changes in Argentine withholding taxes, we may redeem the Notes, in whole but not in part, at any time at a price equal to 100% of the principal amount plus accrued and unpaid interest and any additional amounts.
     The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations and will rank at all times pari passu in right of payment with all our other existing and future unsecured and unsubordinated indebtedness (other than obligations preferred by statute or by operation of law).
     We have applied to have the Notes listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange. We have also applied to have the Notes listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires or “BASE”). We expect that the notes will be eligible for trading on the Mercado Abierto Electrónico S.A. (“MAE”).
     We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement with respect to the Notes with the U.S. Securities and Exchange Commission (the “SEC”).

     Investing in the Notes involves risks. See “Risk Factors” commencing on page S-11 of this Pricing Supplement and pages I-5 and II-10 of the Offering Circular.

     The Notes will qualify as non-convertible obligaciones negociables under Argentine Law No. 23,576 of Argentina, as amended (the “Negotiable Obligations Law”), and Joint Resolution No. 470-1738/2004 (“Joint Resolution 470-1738/2004”) issued by the Argentine securities commission (Comisión Nacional de Valores or “CNV”) and the Argentine tax authority (Administración Federal de Ingresos Públicos), and will be entitled to the benefits set forth in, and subject to the procedural requirements of, such law, resolution and Argentine Decree No. 677/2001.
     The Notes will not qualify for the Argentine deposit insurance system established pursuant to Argentine Law No. 24,485, as amended, and will not benefit from the priority right granted to depositors pursuant to Article 49(d) and (e) of Argentine Law No. 21,526, as amended (the “Financial Institutions Law”). The Notes will not be secured by any floating lien or special guarantee nor will the Notes be guaranteed by any other means or by any other entity.
     The offering of Notes under our global medium-term program has been authorized by the CNV pursuant to Resolution No.15,480, dated September 28, 2006. The CNV authorization means only that the information requirements of the CNV have been satisfied. The CNV has not rendered any opinion in respect of the accuracy of the information contained in this Pricing Supplement or in the Offering Circular.
     The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes may not be offered or sold within the U.S. or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Because the Notes have not been registered, they are subject to the restrictions on resales and transfers described under “Transfer Restrictions” in the Offering Circular.

Price: 100%
plus accrued interest, if any, from June 7, 2007

     Delivery of the Notes will be made in book-entry form through the facilities of Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V. on or about June 7, 2007.
Citi
May 31, 2007

     Unless otherwise defined herein, capitalized terms used in this Pricing Supplement shall have the meanings given to them in the Offering Circular. In this Pricing Supplement, unless the context requires otherwise, references to “we,” “our,” “us” or “the bank” mean Banco Macro S.A. and its consolidated subsidiaries.
     We have translated some of the peso amounts contained in this Pricing Supplement into U.S. dollars for convenience purposes only. Unless otherwise specified, the rate used to translate such amounts was Ps.3.1007 to US$1.00, which was the Tipo de Cambio Referencia, or reference exchange rate, reported by the Banco Central de la República Argentina (the “Central Bank”) for U.S. dollars for March 31, 2007. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. The U.S. dollar equivalent information presented in this Pricing Supplement is provided solely for the convenience of investors and should not be construed as implying that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” in the Offering Circular. In addition, the reference exchange rate reported by the Central Bank is not necessarily the same as the exchange rates used to calculate payments in respect of the Notes. See “Terms and Conditions of the Notes—Applicable Exchange Rate” in this Pricing Supplement.
     The information provided in this Pricing Supplement or in the Offering Circular that relates to the Republic of Argentina (“Argentina”) and its economy is based upon publicly available information, and we do not make any representation or warranty with respect thereto. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the Notes.
     You should rely only on the information contained in this Pricing Supplement and the Offering Circular. Neither we, nor the dealer or the Argentine placement agents, have authorized anyone to provide you with information that is different from the information contained in this Pricing Supplement and the Offering Circular. The information in this Pricing Supplement and the Offering Circular is accurate only as of the date of this Pricing Supplement.
     In making your decision whether to invest in the Notes, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. You should not construe the contents of this Pricing Supplement or the Offering Circular as legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor.
     The distribution of this Pricing Supplement and the Offering Circular, or any part thereof, and the offering, sale and delivery of the Notes in certain jurisdictions may be restricted by law. We, the dealer and the Argentine placement agents require persons into whose possession this Pricing Supplement or the Offering Circular come to become familiar with and to observe such restrictions. Neither this Pricing Supplement nor the Offering Circular constitute an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation, nor do this Pricing Supplement or the Offering Circular constitute an invitation to subscribe for or purchase any Notes. For a description of restrictions on offers, sales and deliveries of the Notes and on the distribution of this Pricing Supplement and the Offering Circular, see “Transfer Restrictions” and “Plan of Distribution” in the Offering Circular and “Plan of Distribution” in this Pricing Supplement.
     FOR PURCHASES MADE IN ARGENTINA: NON-BINDING EXPRESSIONS OF INTEREST IN CONNECTION WITH THE PURCHASE OF THE NOTES MAY BE MADE TO THE ARGENTINE PLACEMENT AGENTS DURING THE PERIOD OF NINE (9) DAYS, OR THE “SOLICITATION PERIOD,” COMMENCING ON THE DATE OF PUBLICATION OF THE PRICING SUPPLEMENT IN SPANISH IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN (UNLESS SUCH PERIOD IS EXTENDED BY US, AND NOTICE OF SUCH EXTENSION IS PROVIDED THROUGH THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND PUBLISHED IN AN ARGENTINE NEWSPAPER OF GENERAL CIRCULATION PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD). ONCE THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES HAVE BEEN DETERMINED ON THE PRICING DATE (AS DEFINED BELOW), A NOTICE WILL BE PUBLISHED IN THE BUENOS AIRES STOCK EXCHANGE’S BULLETIN AND INVESTORS WILL BE ABLE TO CONFIRM, DURING THE BUSINESS DAY (IN BUENOS AIRES) FOLLOWING THE DAY OF PUBLICATION OF SUCH NOTICE, ANY NON-BINDING EXPRESSIONS OF INTEREST PLACED DURING THE SOLICITATION PERIOD. “PRICING DATE” MEANS THE LAST BUSINESS DAY (IN BUENOS AIRES) IN THE SOLICITATION PERIOD. BOTH THE ISSUE PRICE AND THE INTEREST RATE FOR THE NOTES WILL BE DETERMINED BY THE DEALER TOGETHER WITH US.

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TABLE OF CONTENTS
Pricing Supplement

TABLE OF CONTENTS
Offering Circular

PLACEMENT EFFORTS AND ALLOCATION PROCESS
Placement Efforts
     We, the dealer and the Argentine placement agents plan to undertake a series of marketing and placement efforts to place the Notes in an oferta pública under the Negotiable Obligations Law and Joint Resolution 470-1738/2004. Accordingly, we, the dealer and the Argentine placement agents, will offer the Notes to the public in Argentina and outside Argentina to a broad group of institutional investors, including in the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act. Notwithstanding the foregoing or anything to the contrary contained in this Pricing Supplement or the Offering Circular, the Notes will be offered outside of Argentina only in private offerings in accordance with the laws of the applicable jurisdictions. See “Plan of Distribution” in the Offering Circular and in this Pricing Supplement.
     The placement efforts will consist of a variety of marketing methods, which we expect to include the following:
•	an international and local road show in which potential institutional investors will be invited to participate;

•	a global conference call where potential institutional investors, including Argentine investors that may not have participated in the road show, will have the opportunity to ask questions of the bank’s management;

•	the bank’s management will also be available to potential institutional investors, both in Argentina and in other countries outside Argentina, via:
(i)	one-on-one conference calls;

(ii)	one-on-one meetings; and

(iii)	group meetings;
•	an “electronic road show,” an audio/visual presentation through the Internet which allows potential institutional investors unable to attend the road show and global conference call referred to above to have access to our road show presentation;

•	distribution (in hard copy and/or electronically) of the preliminary and final Pricing Supplement and Offering Circular relating to the Notes and the global medium-term note program, in Spanish in Argentina and in substantially identical offering documents in English in countries outside of Argentina;

•	making available to potential Argentine investors, upon request, at our offices copies of the Offering Circular and Pricing Supplement referred to above, and designating a contact person to respond to investor inquiries; and

•	compliance with the local communication and publication requirements of the CNV for a public offering in Argentina.
Allocation Process
     The criteria for allocating the Notes among those investors who have placed orders with the dealer or the Argentine placement agents with a price indication that is below or equal to the final pricing accepted by us will be primarily based on such investors’ interest in understanding our credit profile and their intention of maintaining a long-term position in the Notes. The rationale for these criteria is that the secondary market price of the Notes will benefit from a stable, credit-oriented base of long-term holders, thereby creating a benchmark for our debt and facilitating our future access to the international capital markets.

     In the event that the Notes are over-subscribed, we expect that the Notes will be sold principally to Argentine and international institutional investors as well as to private and retail banking accounts in Argentina and, as permitted by applicable law, elsewhere outside of Argentina, in particular, pension funds, insurance companies, brokerage firms, money managers and private banking and retail accounts. Subject to compliance with applicable laws, and the criteria set forth in this Pricing Supplement and the Offering Circular, substantially all investors who place orders with a price indication below or equal to the final pricing for the Notes accepted by us will receive a portion of Notes offered.
     The criteria for allocating the Notes among investors with similar characteristics will be based on the size of the investor’s order, the aggressiveness of its price indication during the book-building process, its interest in our credit profile throughout the marketing period and its history in supporting transactions from Latin American issuers.
     In addition, interested investors may be required to furnish to the dealer or the Argentine placement agents all information and documentation required to be filed by such investors, or which may otherwise be requested by the dealer or the Argentine placement agents, for compliance with criminal and other laws and regulations relating to the laundering of assets, including the capital market rules for the prevention of the laundering of assets issued by the Argentine Unidad de Información Financiera and similar rules established by the CNV and/or the Central Bank. We, the dealer and the Argentine placement agents reserve the right to reject any investor order if we, the dealer or the Argentine placement agents believe that such laws and regulations have not been fully complied with to our satisfaction.
PRESENTATION OF FINANCIAL INFORMATION
     As more fully described in “Presentation of Financial Information” in the Offering Circular, our consolidated financial statements are prepared in conformity with Central Bank Rules, which differ in certain respects from U.S. GAAP. We do not currently have available a reconciliation of our audited consolidated financial statements for the year ended December 31, 2006 to U.S. GAAP. However, the Offering Circular does contain a reconciliation of our audited consolidated financial statements for the years ended December 31, 2004 and 2005 to U.S. GAAP and a description of the material differences between Central Bank Rules and U.S. GAAP. See note 34 to our audited consolidated financial statements for the three years ended December 31, 2005 included in the Offering Circular.
     In addition, we do not currently have available statistical information prepared pursuant to the SEC’s Industry Guide No. 3—Statistical Disclosure by Bank Holding Companies (“SEC Guide 3”) for the year ended December 31, 2006. However, the Offering Circular does contain SEC Guide 3 statistical information for the years ended December 31, 2003, 2004 and 2005.
     After completion of this offering, we have agreed to file a registration statement with the SEC with respect to an exchange offer for the Notes or, under specified circumstances, a shelf registration with respect to the resale of the Notes. In the course of the preparation of our registration statement with the SEC, we will be required to reconcile our audited consolidated financial statements for the year ended December 31, 2006 to U.S. GAAP and to prepare certain statistical information for the year ended December 31, 2006 pursuant to SEC Guide 3. As Central Bank Rules differ in certain significant respects from U.S. GAAP, the reconciliation to U.S. GAAP to be included in a registration statement or shelf registration will vary from financial information included in the Offering Circular and this Pricing Supplement.

SUMMARY
Banco Macro S.A.
     We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide standard banking products and services to a nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which we believe offer significant opportunity for continued growth in our banking business. According to the Central Bank, as of December 31, 2006, we were ranked fourth in terms of deposits and second in terms of equity among private-sector banks. As of March 31, 2007, on a consolidated basis, we had:
•	Ps.16,783 million (US$5,412.7 million) in total assets;

•	Ps.5,895.1 million (US$1,901.2 million) in private sector loans;

•	Ps.10,983.6 million (US$3,542.3 million) in total deposits;
As of December 31, 2006 on a consolidated basis, we had:
•	approximately 2,097,000 retail customers and 13,200 corporate customers that provide us with approximately 2.1 million clients; and

•	approximately 754,000 employee payroll accounts for corporate customers and provincial governments.
     Our consolidated net income for the year ended December 31, 2006 was Ps. 424.3 million (US$138.2 million), representing a return on average equity of 22% and a return on average assets of 3.6%. Our consolidated net income for the period ended on March 31, 2007 was Ps. 123.2 million, representing a return on average equity of 21.2% and a annualized return on assets of 3.1%.
     In general, given the relatively low level of banking intermediation in Argentina currently, there are limited products and services being offered. We are focusing on the overall growth of our loan portfolio by expanding our customer base and encouraging them to make use of our lending products. We have a holistic approach to our banking business; we do not manage the bank by segments or divisions or by customer categories, by products and services, by regions, or by any other segmentation for the purpose of allocating resources and assessing profitability. We have savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services available to our individual customers and small and medium-sized businesses through our branch network. We also offer Plan Sueldo payroll services, lending, corporate credit cards, mortgage finance, transaction processing and foreign exchange. In addition, our Plan Sueldo payroll processing services for private companies and the public sector give us a large and stable customer deposit base.
     We emerged from the economic crisis of 2001 and 2002 as a stronger and larger bank. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in Banco Bansud S.A. The acquisition tripled the size of our bank, as measured by assets, and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy, we completed the acquisition of Nuevo Banco Suquía, the leading bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets by 41% and our number of branches by 67%. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area. In November 2005, a portion of the assets, including seven branches and the headquarters, and liabilities of Banco Empresario de Tucumán were transferred to us. In May 2006, we completed the acquisition of Banco del Tucumán. As a result of these transactions in Tucumán, we increased our branch network by 34 branches, or 14%. More recently, in August 2006, we completed the acquisition of Nuevo Banco Bisel, which added 158 branches, or 56%, to our branch network.
The Argentine economic recovery
     We believe that the ongoing recovery of the Argentine economy from the severe crisis of 2001 and 2002, together with the stabilizing business environment, presents a growth opportunity for the banking industry. We believe that Argentine banks in a comparatively stronger financial condition should have a competitive advantage in benefiting from this recovery. Argentina’s gross domestic product, or GDP, grew 8.8% in 2003, 9.0% in 2004, 9.2% in 2005 and 8.6% in 2006, after declines of 4.4% in 2001 and 10.9% in 2002. Although there are numerous risks that may result in lower than expected economic performance, the Central Bank’s survey of independent forecasting firms indicates a consensus GDP growth estimate of 7.7% for 2007. In June 2005, the government partially restructured its public debt, further improving the Argentine business environment, and in January 2006, Argentina paid off all outstanding amounts owing to the International Monetary Fund, or IMF. Following completion of its debt restructuring, Argentina’s risk profile has improved substantially as measured by the spread over comparable U.S. Treasuries.
     In this context, the financial system is regaining depositors’ and borrowers’ confidence, while benefiting from improved conditions and favorable growth opportunities and increasing demand for financial services and products. For example, the ratio of 12-month average total deposits as a percentage of annual average GDP was 30.3% for 2000. This ratio reached its lowest level of 22.8% in 2003, before recovering to 23.8% in 2006. The annual average nominal interest rates on 30-day time deposits of less than Ps.100,000 was 5.6% for 2006 compared to 8.7% in 2001. Average loans by Argentine banks to the private sector, as a percentage of GDP, were only 10.2% in 2006, compared to 24.3% in 1999, and 36% for Brazil, 75% for Chile, 25% for Colombia and 12% for Mexico in 2006. We believe this low ratio demonstrates an opportunity for credit expansion as credit demand continues to increase.
Our competitive strengths
     We believe we are well-positioned to benefit from the opportunities created by the improving economic and business environment in Argentina. Our competitive strengths include the following:
•	Strong financial position and consistent profitability. We believe we have emerged from the economic crisis as one of the strongest banks in Argentina, as measured by profitability and balance sheet strength.
•	As of March 31, 2007, we have achieved profitability for the last 21 consecutive quarters, the only bank in Argentina to do so, with a return on average equity of 21.1%, 16.4%, 19.7%, 22% and 21.2% for 2003, 2004, 2005, 2006 and as of March 31, 2007, compared to –23.6%, –3.0%, 7.5%, and 14.8%, respectively, for the Argentine banking system as a whole.

•	Our shareholders’ equity for the three months ended March 31, 2007, and December 31, 2006, as calculated under Central Bank Rules, was Ps.2,438.2 million and Ps.2,315 million, respectively, and our shareholders’ equity under U.S. GAAP at December 31, 2005 was Ps.1,191.7 million.
•	Strong presence in fast-growing target customer market. We have achieved a leading position with low- and middle-income individuals and among small and medium-sized businesses, generally located outside of the Buenos Aires metropolitan area, which have been relatively underserved by the banking system. As of December 31, 2006, loans for less than Ps.20,000 accounted for 39% of total private sector loans, almost double the corresponding percentage for the financial system as a whole 18%. Based on our experience, this target market offers significant growth opportunities and a stable base of depositors.

•	High exposure to export-led growth. Given the geographical location of the customers we target, we have acquired banks with a large number of branches outside of the Buenos Aires metropolitan area with the aim of completing our national coverage. Therefore, we are currently the leading bank in the Argentine provinces of Salta, Jujuy, Tucumán and Misiones and one of the leading banks in Córdoba, Santa Fe, Mendoza, Entre Ríos, Río Negro, Chubut and Neuquén, based on the number of branches. Most of these provinces engage in economic activities primarily concentrated in areas such as agriculture, mining, cargo transportation, edible oils, ranching and tourism, which have been benefiting from the export-driven growth in the Argentine economy as a result of the devaluation of the peso.

•	Largest private-sector branch network in Argentina. With 429 branches (including the 158 branches acquired through our purchase of Nuevo Banco Bisel in August 2006), we have the most extensive branch network among private-sector banks in Argentina. We consider our branch network to be our key distribution channel for marketing our products and services to our entire customer base with a personalized approach. In line with our strategy, approximately 94% of these branches are located outside of the Buenos Aires metropolitan area, whereas 80% of the total branches for the Argentine financial system as a whole are located outside this area, which we believe better positions us to focus on our target market.

•	Loyal customer base. We have a loyal customer base, as evidenced in part by the quick recovery of our deposit base after the crisis. While our total deposits increased 51% during the twelve months up to April 2003, the end of the freeze on deposits, or corralón, deposits in the Argentine banking system as a whole grew by only 11% during that period. We believe that our customers are loyal to us due to our presence in traditionally underserved markets and to our Plan Sueldo payroll services. We have benefited from Argentine regulations that require all employees to maintain Plan Sueldo accounts for the direct deposit of their wages. In addition, we emphasize face-to-face relationships with our customers and offer them personalized advice.

•	Exclusive financial agent for four Argentine provinces. We perform financial agency services for the governments of the provinces of Salta, Jujuy, Misiones and Tucumán in northern Argentina. As a result, each provincial government’s bank accounts are held in our bank and we provide all their employees with Plan Sueldo accounts, giving us access to substantial low cost funding and a large number of loyal customers.

•	Strong and experienced management team and committed shareholders. We are led by a committed group of shareholders who have transformed our bank from a small wholesale bank to one of the strongest and largest banks in Argentina. Jorge Horacio Brito and Delfín Jorge Ezequiel Carballo, our controlling shareholders, have active senior executive roles in our management and each possesses more than 20 years of experience in the banking industry.
Our strategy
     We believe that the ongoing recovery of the Argentine economy, increasing penetration of banking services and a return of bank lending to the private sector, offer a significant opportunity for us to further expand our business. In particular, we believe that the increase in fixed asset investment in 2005 and 2006 is setting the stage for the recovery of the long-term loan market, following the growth of the short-term credit market. As the economy has grown, we are offering new products, such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability. Our strengths position us to better participate in this growth, which we believe will be stronger in our target market of low- and middle-income individuals and small and medium-sized businesses and in the provinces outside the Buenos Aires metropolitan area, where we have a leading presence.

     Our goal is to promote the overall growth of the bank by increasing our customer base, expanding our loan portfolio and generating more fee income from transactional services. We achieve this goal by managing the bank on a holistic basis, focusing our growth strategy on the marketing and promotion of our standard banking products and services. We have pursued our growth strategy by acquiring banks throughout Argentina, which has enabled us to significantly expand our branch network and customer base. We make acquisition decisions in the context of our long-term strategy of focusing on low- and middle-income individuals and small and medium-sized businesses and to complete our national coverage of Argentina, especially in provinces outside of the Buenos Aires metropolitan area. We have taken advantage of the opportunities presented by the Argentine financial system after the crisis, in particular its consolidation, to move into new locations by acquiring banks or absorbing branches from banks liquidated by the Central Bank. Since the crisis, our growth has been fueled by these acquisitions as well as organic growth, without the need to open or move branches.
     We intend to continue enhancing our position as a leading Argentine bank by taking advantage of the ongoing recovery of Argentina and its financial system, which we believe will increase value to our shareholders and our competitiveness. The key elements of our strategy include:
•	Focus on underserved markets with strong growth potential. We intend to continue focusing on both low- and middle-income individuals and small and medium-sized businesses, most of which have traditionally been underserved by the Argentine banking system and are generally located outside of the Buenos Aires metropolitan area, where competition is relatively weaker and where we have achieved a leading presence. We believe that these markets offer attractive opportunities given the low penetration of banking services and limited competition. We believe the provinces outside of the Buenos Aires metropolitan area that we serve are likely to grow faster than the Argentine economy as a whole because their export-driven economies have benefited from the devaluation of the peso and higher prices for agricultural products and commodities.

•	Further expand our customer base. We intend to continue growing our customer base, which is essential to increasing interest and fee-based revenues. To attract new customers we intend to:
o	Utilize our extensive branch network. We intend to utilize our extensive branch network, which we consider our key distribution channel, to market our products and services to our entire customer base. We utilize a personalized approach to attract new customers by providing convenient and personalized banking services close to their homes and facilities.

o	Offer medium- and long-term credit. We intend to capitalize on the increased demand for long-term credit that we believe will accompany the expected continued economic growth in Argentina. We intend to use our strong liquidity and our capital base to offer a more readily available range of medium- and long-term credit products than our competitors.

o	Expand Plan Sueldo payroll services. We will continue to actively market our Plan Sueldo payroll services, emphasizing the benefits of our extensive network for companies with nationwide or regional needs.

o	Expand our financial agency services to new provinces. We intend to take advantage of our experience as a fiscal agent to provincial governments in Argentina to expand these services into new provinces.

o	Offer personalized service. We offer our clients a menu of products and personalized, face-to-face advice to help them select the banking services that best respond to their needs.

•	Focus on efficiency and cost control. We intend to increase our efficiency, in particular, we expect to expand lending to Nuevo Banco Bisel’s customers, thereby creating new economies of scale, and reduce costs in connection with the integration of Nuevo Banco Suquía and, more recently, Nuevo Banco Bisel. We are upgrading our information systems and other technology to reduce further our operating costs and to support larger transaction volumes nationally. We expect to complete the integration of Nuevo Banco Suquía during the second half of 2007 and the integration of Nuevo Banco Bisel in the next two years.

•	Extend existing corporate relationships to their distributors and suppliers. We have established relationships with major corporations in Argentina and will focus our marketing efforts on providing services to their distributors, suppliers, customers and employees, including providing working capital financing and Plan Sueldo payroll services.

•	Increase cross-selling. We plan to increase cross-selling of products and services to our existing clients. Since almost all of our clients have a checking and savings account, we have a significant opportunity to expand our relationships with them through other products such as credit cards, loans and insurance. For example, strong cross-selling opportunities lie with our Plan Sueldo clients, of whom only 19% currently have personal loans from us.
Our challenges
     There are several risks and uncertainties that may impact Argentina’s economy and consequently our ability to implement successfully our strategy, including:
•	The sustainability of Argentina’s current growth and stabilization is uncertain. Although the economy has recovered significantly over the past four years, investment in the economy remains low. As a result, there is uncertainty as to whether the current growth and stability is sustainable in the long-term.

•	The risk that inflation may rise again. In the past, high inflation has undermined the Argentine economy. A return to high inflation would adversely affect the expansion of lending activities, as well as the economy in general.

•	The slow return of the long-term credit market. Although the short-term credit market has grown substantially since the 2001 and 2002 crisis, long-term lending has only begun to recover. Demand for the long-term credit market has begun to recover over 12 months. However, the success of our strategy to increase lending will suffer if demand for long-term credit does not expand more rapidly, including for products that we are developing to deal with a growing economy emerging from crisis.

•	The integration of our acquired banks. We have completed several acquisitions since December 2004 which have substantially increased our operations. In order for us to gain the full benefit of the economies of scale and increased access to customers in the provinces outside of the Buenos Aires metropolitan area, we need to fully integrate all of our acquired banks into our operating systems.

•	Exposure to economic recessions. Our target market is sensitive to economic recessions. Uncertainty in the ability of our target market to sustain its current growth makes it difficult to predict whether our business strategy can be implemented successfully.

Acquisition of Nuevo Banco Bisel
     In August 2006, we acquired 100% of the voting rights and 92.7% of the capital stock of Nuevo Banco Bisel for Ps.19.5 million in an auction conducted by Banco de la Nación Argentina. In connection with the acquisition, we were required to contribute capital to Nuevo Banco Bisel in the amount of Ps.830.0 million. In addition, we have agreed not to terminate without cause any employees of Nuevo Banco Bisel. The transaction was approved by the Central Bank in August 2006 and by antitrust authorities in September 2006.
     In addition, Banco Macro and Nuevo Banco Suquía, as purchasers of Nuevo Banco Bisel, and SEDESA entered into a put and call options agreement regarding the preferred shares of Nuevo Banco Bisel. For 15 years from August 11, 2006 when we took possession of Nuevo Banco Bisel, Banco Macro and Nuevo Banco Suquía, either individually or jointly, will be entitled to acquire the preferred shares of Nuevo Banco Bisel through the call option. These preferred shares shall be paid upon maturity of such option at their nominal value, Ps. 66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006. In addition, such call option may be exercised by the purchasers, either individually or jointly, at any time after August 11, 2006.
     The put option entitles SEDESA to sell to Banco Macro and Nuevo Banco Suquía, who are jointly and severally liable for the option, the preferred shares that it owns in Nuevo Banco Bisel. Such put option shall only be exercised by SEDESA after the term of 15 years from issuance of the preferred shares (from August 26, 2005). The preferred shares shall be paid at their nominal value, Ps. 66.2 million, plus 4% interest per annum to be capitalized annually from August 11, 2006.
     As of June 30, 2006, Nuevo Banco Bisel had 158 branches in its network and a strong presence in the central region of Argentina, especially in the provinces of Santa Fe and Cordoba. The acquisition is complementary to our strategy of increasing the footprint of our branch network throughout the interior of Argentina and increasing our penetration in the agricultural sector and with small and medium-size business and low- and middle-income individuals. As of June 30, 2006, Nuevo Banco Bisel had Ps.1,934 million in total assets, Ps.665 million in total gross private sector loans and Ps.1,344 million in total deposits.
     As with our acquisition of Nuevo Banco Suquía at the end of 2004, we plan to integrate fully Nuevo Banco Bisel into our banking network. We plan to offer all of our existing account and loan products in the newly acquired branches and we will have the same credit standards, include Nuevo Banco Bisel in all treasury decisions, and integrate Nuevo Banco Bisel’s operating systems. We believe that opportunities exist to grow Nuevo Banco Bisel’s current operations, to increase its market share in the regions where its branches are located, and to improve the efficiency of its operations.
Merger with Nuevo Banco Suquía
     Banco Macro deems it appropriate and convenient to begin its corporate reorganization of Nuevo Banco Suquía by incorporating it into Banco Macro. Nuevo Banco Suquía will be merged with and into Banco Macro, using for the purposes of such reorganization, the balance sheets of both companies ended December 31, 2006. This merger will have retroactive effects to January 1, 2007. In considering the merger, both banks considered the following advantages:
•	The similarity of the banks’ activities and businesses will allow them to complement and integrate thereby increasing efficiency.

•	The possibility of more efficient administration and the corresponding improvement in the allocation of existing resources.

•	The merger will prevent the duplication of centralized management structures which will result in a reduction of fixed costs.

Summary Financial and Operating Data
     The following tables present selected historical financial data for us for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this pricing supplement and the accompanying offering circular.
     We have derived our selected consolidated financial data as of and for the years ended December 31, 2003, 2004, 2005 and 2006 and the three months ended March 31, 2007 from our consolidated financial statements included in this pricing supplement and the accompanying offering circular. We have derived our selected financial data as of and for the year ended December 31, 2002 from our audited consolidated financial statements not included in this pricing supplement and the offering circular.
     Due to the acquisitions we have made, our results of operations are not necessarily comparable between the periods presented; in particular, we acquired Banco Bansud in January 2002, Nuevo Banco Suquía in December 2004, Banco del Tucumán in May 2006 and Nuevo Banco Bisel in August 2006. The results of operations of Nuevo Banco Suquía are consolidated with Banco Macro from December 2004 and the results of operations of Banco del Tucumán and Nuevo Banco Bisel are consolidated with Banco Macro from May 5, 2006 and August 11, 2006, respectively.
     During the economic crisis, Argentina experienced very high rates of inflation in 2002. As a result, Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this offering circular for periods prior to February 28, 2003 have been restated in constant pesos as of February 28, 2003.
     Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2006 and amount as of and for the period ended March 31, 2007 have been translated into U.S. dollars. The rate used to translate amounts as of and for the year ended December 31, 2006 was Ps.3.0695 to US$1.00, which was the reference exchange rate for U.S. dollars for December 31, 2006, as reported by the Central Bank. The rate used to translate amounts as of and for the period ended March 31, 2007 was Ps.3.1007 to US$1.00, which was the reference exchange rate for U.S. dollars for March 31, 2007, as reported by the Central Bank.

BANCO MACRO

													Three Months Ended
	Year Ended December 31,												March 31,
	2002(1)		2003(1)		2004(2)		2005		2006(3)		2006 (4)		2007		2007(5)
	(in thousands of pesos or U.S. dollars, as indicated, except for shares, net income per share and dividends per share)
Consolidated Income Statement
Central Bank Rules:
Financial income	Ps.	1,623,349	Ps.	419,900	Ps.	427,891	Ps.	749,850	Ps.	1,155,259	US$	376,367	Ps.	417,504	US$	134,648
Financial expenses		(514,184)		(241,152)		(133,204)		(303,176)		(394,949)		(128,669)		(157,973)		(50,948)

Gross intermediation margin		1,108,165		178,748		294,687		446,674		760,310		247,698		259,531		83,700
Provision for loan losses		(117,767)		(35,009)		(36,467)		(70,309)		(59,773)		(19,473)		(17,321)		(5,586)
Service charge income		137,756		125,722		154,425		303,141		452,620		147,457		146,851		47,361
Service charge expense		(30,649)		(20,005)		(24,963)		(59,510)		(93,323)		(30,403)		(32,160)		(10,372)
Administrative expense		(260,175)		(221,796)		(254,936)		(443,026)		(652,457)		(212,561)		(217,550)		(70,161)
Other income		166,542		240,622		109,581		218,501		234,419		76,370		34,362		11,082
Other expense		(136,921)		(63,257)		(48,651)		(98,683)		(137,317)		(44,736)		(35,540)		(11,462)
Income Tax		(3,601)		(833)		(699)		(34,042)		(76,961)		(25,073)		(14,130)		(4,557)
Monetary Loss		(291,238)		(4,343)
Minority Interest		2						(27)		(3,220)		(1,049)		(868)		(280)

Net income		572,114		199,849		192,977		262,719		424,298		138,230		123,175		39,725
Net income per share		1.78		0.33		0.32		0.43		0.62		0.2		0.18		0.06
Dividends per share		—		—		0.1		0.05		0.1		0.03
Number of shares outstanding (in thousands)		608,943		608,943		608,943		608,943		683,943		683,943		683,943		683,943
U.S. GAAP: (6)
Net income				313,371		94,229		463,795
Net income per share				0.59		0.15		0.76
Weighted average number of shares outstanding (in thousands)				526,750		608,943		608,943

(1)	In constant pesos of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán and Nuevo Banco Bisel consolidated with Banco Macro from May 5, 2006 and August 11, 2006 respectively.

(4)	Translated at the rate of Ps. 3.0695 per US$1.00, the reference exchange rate reported by the Central Bank for December 31, 2006.

(5)	Translated at the rate of Ps. 3.1007 per US$1.00, the reference exchange rate reported by the Central Bank for March 31, 2007.

(6)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO

													Three Months Ended
	As of December 31,												March 31,
	2002 (1)		2003 (1)		2004 (2)		2005		2006 (3)		2006 (4)		2007		2007(5)
	(In thousands of pesos or U.S. dollars, as indicated)
Consolidated Balance Sheet
Central Bank Rules:
Assets
Cash and due from banks	Ps	.325,953	Ps	.674,300	Ps	.1,372,261	Ps	.1,189,129	Ps	.2,626,908	US$	855,810	Ps	.1,924,141	US$	620,551
Government and private securities		868,033		2,155,766		2,106,737		2,991,764		3,222,955		1,049,993		4,485,670		1,446,664
Loans:
to the non-financial government sector		462,440		365,549		809,577		645,342		774,273		252,247		796,845		256,989
to the financial sector		1,593		17,835		81,812		80,511		436,930		142,346		635,461		204,941
to the non-financial private sector and residents abroad		514,695		723,619		2,208,996		2,948,799		5,524,483		1,799,799		6,104,267		1,968,674
Allowances for loan losses		(116,125)		(56,279)		(225,340)		(247,532)		(208,581)		(67,953)		(209,126)		(67,445)
Other assets		1,761,485		1,144,237		2,443,714		1,879,809		2,128,004		693,274		3,045,706		982,264
Total assets		3,818,074		5,025,027		8,797,757		9,487,822		14,504,972		4,725,516		16,782,964		5,412,637
Average Assets		3,804,446		4,356,792		5,705,542		9,357,401		11,791,622		3,841,545		15,910,939		5,131,402
Liabilities and Shareholders’ Equity
Deposits:
from the non-financial government sector		218,264		382,195		809,764		822,687		1,295,630		422,098		1,247,058		402,186
from the financial sector		7,552		11,909		4,445		5,208		5,078		1,654		6,050		1,951
from the non-financial private sector		1,534,926		2,633,140		4,504,788		5,737,431		8,770,309		2,857,244		9,730,509		3,138,165
Other liabilities from financial intermediation and other liabilities		663,341		559,450		1,974,786		1,241,791		1,426,047		464,586		2,651,383		855,092
Subordinated corporate bond		71,101		24,200		16,416		12,047		507,844		165,448		526,331		169,746
Items pending allocation		5,939		3,783		4,554		854		2,052		669		1,379		445
Provisions		391,578		285,128		225,699		178,150		104,870		34,165		103,814		33,481
Minority interest in subsidiaries		3		3		3		80		78,165		25,465		78,288		25,248
Total liabilities		2,892,704		3,899,808		7,540,455		7,998,248		12,189,995		3,971,329		14,344,812		4,626,314
Shareholders’ equity		925,370		1,125,219		1,257,302		1,489,574		2,314,977		754,187		2,438,152		786,323
Average shareholders’ equity		730,955		949,023		1,179,611		1,333,163		1,915,245		623,960		2,351,931		758,516
U.S. GAAP: (6)
Shareholders’ equity				735,386		857,666		1,191,692

(1)	In constant pesos of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán and Nuevo Banco Bisel consolidated with Banco Macro from May 5, 2006 and August 11, 2006 respectively.

(4)	Translated at the rate of Ps. 3.0695 per US$1.00, the reference exchange rate reported by the Central Bank for December 31, 2006.

(5)	Translated at the rate of Ps. 3.1007 per US$1.00, the reference exchange rate reported by the Central Bank for March 31, 2007.

(6)	See note 34 to our audited consolidated financial statements for the year ended December 31, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO

						As of and
						for the
						period
						ended
	As of and for the year ended December 31,					March 31,
	2002(1)	2003(1)	2004(2)	2005	2006(3)	2007
Selected consolidated ratios:
Profitability and performance
Net interest margin (%)(4)	8.87%	6.84%	6.37%	5.23%	7.11%	7.42%
Fee income ratio (%)(5)	11.06	41.29	34.38	40.43	37.32	30.65

Efficiency ratio (%)(6)	20.88	72.85	56.77	59.08	53.79	58.13
Ratio of earnings to fixed charges (excluding interest on deposits)(7)	2.39x	3.96x	5.69x	3.01x	6.76	4.18
Ratio of earnings to fixed charges (including interest on deposits)(8)	2.19x	2.26x	3.02x	2.14x	2.49	1.98
Fee income as a percentage of administrative expense (%)	52.95	56.68	60.56	68.43	69.37	52.72
Return on average equity (%)	78.27	21.06	16.36	19.71	22.15	21.24
Return on average assets (%)	15.04	4.59	3.39	2.81	3.60	3.14
Liquidity
Loans as a percentage of total deposits (%)	55.59	36.57	58.29	55.97	66.88	68.62
Liquid assets as a percentage of total deposits (%)(9)	47.05	65.12	53.69	58.65	61.92	65.36
Capital
Total equity as a percentage of total assets (%)	24.24	22.39	14.29	15.70	15.96	14.53
Regulatory capital as a percentage of risk-weighted assets (%)	27.36	43.79	35.71	31.03	31.31	30.83
Asset Quality
Non-performing loans as a percentage of total loans (%)(10)	16.94	8.91	6.50	5.34	2.01	1.65
Allowances as a percentage of total loans	11.86	5.08	7.27	6.74	3.10	2.77
Allowances as a percentage of non-performing loans (%)(10)	70.04	57.07	111.75	126.20	154.25	168.05
Amparos as a percentage of equity (%)		4.0	4.0	2.9	3.23	2.97
Operations
Number of branches	163	150	256	254	433	429
Number of employees	2,881	2,814	4,772	5,054	7,585	7,635

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 23, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro from December 22, 2004.

(3)	Banco del Tucumán and Nuevo Banco Bisel consolidated with Banco Macro from May 5, 2006 and August 11, 2006, respectively

(4)	Net interest income divided by average interest earning assets.

(5)	Service charge income divided by the sum of gross intermediation margin and service charge income.

(6)	Administrative expenses divided by the sum of gross intermediation margin and service charge income.

(7)	For the purpose of computing the ratio of earnings to fixed charges excluding interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges excluding interest on deposits consist of gross interest expense minus interest on deposits.

(8)	For the purpose of computing the ratio of earnings to fixed charges including interest on deposits, earnings consist of income before income taxes plus fixed charges; fixed charges including gross interest on deposits is equal to interest expense.

(9)	Liquid assets include cash, cash collateral, LEBACs and NOBACs, and interbank loans. Since 2004, we include overnight loans to highly rated companies.

(10)	Non-performing loans include all loans to borrowers classified as “3-nonperforming/deficient compliance,” “4-high risk of uncollectibility/unlikely to be collected,” “5-uncollectible” and “6-uncollectible, classified as such under regulatory requirements” under the Central Bank loan classification system

RISK FACTORS
     Investing in the Notes involves risks. Before making a decision to purchase the Notes, you should carefully consider the risks described below and the other information included in this Pricing Supplement and in the Offering Circular.
     Risks relating to the Notes
     A devaluation of the Argentine peso will result in a loss of principal and interest in U.S. dollar terms.
     Payments of principal, interest, additional amounts and any other amounts in respect of the Notes are determined based on the Argentine peso equivalent (based on an initial exchange rate of Ps.3.0794 = US$1.00) of the aggregate principal amount of the Notes then outstanding and converted into U.S. dollars based on an exchange rate on the second business day prior the applicable payment date. As a result, a devaluation of the Argentine peso will result in a loss of principal and a reduction in the effective interest rate in U.S. dollar terms.
     In circumstances where we can satisfy our payment obligations in respect of the Notes by transferring Argentine pesos to accounts located in Argentina, you may not be able to obtain U.S. dollars or transfer funds outside Argentina.
     If we are unable either to purchase U.S. dollars or to transfer funds outside Argentina in order to make a payment in respect of the Notes, because of any legal or regulatory restriction or due to any other reason beyond our control, then we will be able to satisfy such payment obligation in Argentine pesos and with transfers to accounts located in Argentina. In such event, you may not be able to obtain U.S. dollars at the applicable exchange rate under the Notes or at all, and you may not be able to freely transfer funds outside Argentina.
Additional Risks
     Prospective investors in the Notes should carefully consider the additional risks factors discussed under “Risk Factors” beginning on pages I-5 and II-10 in the Offering Circular.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes in this Pricing Supplement and in the Offering Circular and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Overview of Banco Macro S.A.,” Selected Financial and Operating Data” and the other financial information appearing the Offering Circular.
THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO THREE MONTHS ENDED MARCH 31, 2006
     The disclosure includes consolidated comparisons and, in some cases, comparisons for the three months ended March 31, 2007 against the three months ended March 31, 2006 of Banco Macro without the 2006 acquisition of Nuevo Banco Bisel, or NBB, in order to permit period-to-period comparisons, considering that Nuevo Banco Bisel was acquired in August of 2006.
     The following table sets forth certain components of our income statement for the three months ended March 31, 2006 and 2007. Our consolidated results of operations for 2007 include results for Banco del Tucumán and Nuevo Banco Bisel, which were consolidated with Banco Macro, respectively, from May 5, 2006 from August 11, 2006 . The additional financial information below presents the consolidated results of operations for Banco Macro without Nuevo Banco Bisel.

	Three Months Ended March 31,
	2006 Consolidated(1)	2007 Consolidated	2007 without NBB(2)
	(in thousands of pesos)		(unaudited)
Financial income	211,034	417,504	336,013
Financial expenses	(76,251)	(157,973)	(136,815)

Gross intermediation margin	134,783	259,531	199,198
Provision for loan losses	(8,044)	(17,321)	(11,652)
Service charge income	88,813	146,851	119,533
Service charge expenses	(18,156)	(32,160)	(29,450)
Administrative expenses	(128,408)	(217,550)	(172,837)
Net other income	12,631	(1,178)	33,217

Income before income tax	81,619	138,173	138,009
Income tax	(8,716)	(14,130)	(14,130)
Minority interest	(8)	(868)	(704)

Net income	72,895	123,175	123,175

(1)	Results for 2006 do not include the results of Banco del Tucumán and Nuevo Banco Bisel, which are consolidated, respectively, from May 5, 2006 and August 11, 2006.

(2)	The results of Nuevo Banco Bisel are included in “Net Other Income.”
Financial Income
Our financial income increased 59% on a stand alone basis and 98% on a consolidated basis for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The components of our financial income for the three months ended March 31, 2006 and 2007 were as follows:

	Three Months Ended March 31,
	2006 Consolidated	2007 Consolidated	2007 without NBB
	(in thousands of pesos) (unaudited)
Interest on cash and due from banks	2,452	5,185	4,998
Interest on loans to the financial sector	2,644	10,090	8,881
Interest on overdrafts	16,280	40,010	29,651
Interest on mortgage loans	9,102	14,349	12,346
Interest on pledge loans(1)	9,035	12,238	9,793
Interest on credit card loans	5,200	11,611	9,827
Interest on documents(2)	9,696	23,858	11,586
Interest on other loans(3)	44,783	100,363	100,271
Interest on other receivables from financial intermediation	3,821	4,176	3,653
Income from government and private securities, net	50,224	126,490	84,619
Indexation by benchmark stabilization coefficient (CER)(4)	28,636	24,562	18,525
Income from guaranteed loans(5)	6,478	8,885	6,565
Other(6)	22,683	35,687	35,298

Total financial income	211,034	417,504	336,013

(1)	Includes primarily secured car loans.

(2)	Includes factoring, check cashing advances and loans with promissory notes.

(3)	Includes interest on loans not classified under prior headings.

(4)	Includes CER accrued for all the assets subject to adjustment by CER.

(5)	Includes loans to the Argentine government that were issued in exchange for federal and provincial government bonds.

(6)	Principally foreign exchange gains from our net asset position in U.S. dollars and results from leasing activity.
     Our financial income increased 98% on a consolidated basis and 59% without the acquisition of Nuevo Banco Bisel. Interest on loans increased 120% on a consolidated basis and 88% without Nuevo Banco Bisel due to a higher volume of loans to the private sector. We continue to exhibit high rates of growth as loans to the private sector increased 100% as of March 31, 2007 as compared to March 31, 2006. Thus, the share of our total financial income from private sector loans increased from 46% to 51%. The main drivers of this growth have been overdrafts, which grew 123%, consumer loans, which grew 200%, credit cards loans, which grew 96% and medium-term loans structured for our corporate customers recorded in “Other,” which grew 59% in March 31, 2007 as compared to March 31, 2006.
     Income from government and private securities climbed 152% on a consolidated basis and 69% without Nuevo Banco Bisel mainly driven by LEBAC/NOBAC results.
     Indexation by CER decreased 14% on a consolidated basis and 35% without the acquisition of Nuevo Banco Bisel due to the decreasing volume of loans and bonds adjusted by CER. Additionally, inflation for the three months ended March 31, 2007 was lower than the same period in 2006 (inflation of 3% during the first quarter 2006 compared to 2.52% during 2007).
Financial expenses
     Financial expenses increased 107% on a consolidated basis, and 79% without the Nuevo Banco Bisel acquisition, as of March 31, 2007 as compared to March 31, 2006. The components of our financial expenses for the three months ended March 31, 2006 and 2007 were as follows:

	Three Months Ended March 31,
	2006 Consolidated	2007 Consolidated	2007 Without NBB
	(in thousands of pesos) (unaudited)
Interest on checking accounts	622	5,301	5,123
Interest on savings accounts	1,709	2,086	1,606
Interest on time deposits	36,256	89,742	78,537
Interest on financing from the financial sector	122	134	134
Interest on subordinated bonds	209	13,731	13,731
Interest on other liabilities from financial intermediation(1)	3,761	9,835	9,798
Other interest(2)	2,906	2,990	2,039
Net income from options	0	504	504
Indexation by CER(3)	18,969	15,440	9,598
Other(4)	11,697	18,210	15,745

Total financial expenses	76,251	157,973	136,815

(1)	Includes lines of credit from other banks, repurchase agreements and liquidity assistance from the Central Bank.

(2)	Includes subordinated corporate bonds issued by us.

(3)	Includes CER accrued for all the liabilities subject to adjustment by CER.

(4)	Includes deposits in the form of government securities and CEDROs.
     Financial expenses increased 107% on a consolidated basis and 79% without the Nuevo Banco Bisel acquisition.
     The growth of financial expenses is mainly explained by interest on deposits, which grew 152% and 121% on a consolidated basis and without the NBB acquisition, respectively. This growth originated in two factors: the higher prevailing interest rates in line with the increase in interest rates in the financial system as a whole (for time deposits in pesos, the interest rate was 6.43% in March 2006 and more than 8% in March 2007) and the increasing volume of deposits, which grew 70% during 2007 (including Nuevo Banco Bisel).
     Indexation by CER fell 19% on a consolidated basis, due to a decrease in CER-adjusted deposits, mostly owned by institutional investors and also due to lower inflation during the first quarter of 2007.
Provision for loan losses
     Provision for loan losses increased 115% on a consolidated basis for 2007 compared to 2006 and 45% without the NBB acquisition as a result of the growth of our lending portfolio.
Service charge income
     The following table provides a breakdown of our service charge income by category for the three months ended March 31, 2006 and 2007:

	Three Months Ended March 31,
	2006 Consolidated	2007 Consolidated	2007 Without NBB
	(in thousands of pesos) (unaudited)
Service charges on deposit accounts	56,612	96,644	75,598
Debit and credit card income	7,167	16,453	14,360
Other fees related to foreign trade	2,586	4,323	3,817
Credit-related fees	6,407	12,930	10,605
Lease of safe-deposit boxes	1,788	3,116	2,125
Other(1)	14,253	13,385	13,028

Total service charge income	88,813	146,851	119,533

(1)	Includes insurance income.

     Service charge income increased 65% on a consolidated basis primarily due to the increase in the volume of our operations and the acquisitions of 2006. The main drivers were fees related to deposits, which grew 71% and represent 66% of total service charge income, fees related to debit and credit cards, which grew 129% and fees related to lending activities, which grew 102%.
Service charge expenses
     Service charge expense in 2007 increased 77% on a consolidated basis and 62% without Nuevo Banco Bisel, as compared to 2006, mainly due to higher credit card and debit card processing fees, other service fees and taxes.
Administrative expenses
     The components of our administrative expenses for the three months ended March 31, 2006 and 2007 are reflected in the following table:

	Three Months Ended March 31,
			2007 without
	2006 Consolidated	2007 Consolidated	NBB
	(in thousands of pesos) (unaudited)
Personnel expenses	79,148	137,709	106,224
Directors and statutory auditors fees	1,611	3,460	2,985
Other professional fees	7,795	9,601	8,472
Advertising and publicity	5,003	9,531	9,234
Taxes	2,302	3,070	2,668
Other operating expenses	28,614	49,086	38,293
Other	3,935	5,093	4,961

Total administrative expenses	128,408	217,550	172,837
     Administrative expenses increased 69% on a consolidated basis and 35% without the Nuevo Banco Bisel acquisition, mainly due to personnel expenses which grew 74% on a consolidated basis and 34% without the 2006 acquisitions. This increase in personnel expenses is attributed to salary adjustments and to the increase in the number of employees as a result of the 2006 acquisitions.
Net other income
     Net other income totaled a loss of PS.1.2 million, decreasing 110% or Ps.13.8 in the first quarter of 2007 as compared to the same period in 2006, as a result of a two main factors: (1) a decrease in our other income by Ps. 9.3 million and (2) an increase in our other expenses by Ps. 4.5 million. The decrease in our other income by Ps. 9.3 occurred primarily because Banco Bansud’s goodwill amortization installment of Ps.18.3 million gain were included in the first quarter of 2006 and this amortization was completed at the end of 2006; on the other side, in the first quarter of 2007 recovered loans and allowances included a gain of Ps.12.3 million due to the acquisitions of Nuevo Banco Bisel and Banco del Tucuman. The increase in our net other expenses by Ps.4.5 million occurred primarily because the first quarter of 2007 included losses from Nuevo Banco Bisel and Banco del Tucuman of Ps.8.1 million and the extraordinary expenses from our ADR and our unsubordinated notes decreased approximately Ps.7 million.
Income tax
     During the first quarter 2007, we accrued income tax of Ps.14 million, compared to Ps.8.7 million recorded in the same period 2006, as a result of increasing our net income.

TERMS AND CONDITIONS OF THE NOTES
     The following items under this heading “Terms and Conditions of the Notes” are the particular terms and conditions of the Notes. This description supplements, and should be read in conjunction with, the general description of the terms and conditions of notes described in the Offering Circular. The terms and conditions of the Notes differ in certain aspects from the general description of the terms and conditions of notes described in the Offering Circular. To the extent that this description is not consistent with the Offering Circular, this description will be deemed to supersede the Offering Circular with respect to the Notes.

1.	Serie No.	3

2.	Title	10.750 % Argentine Peso-Linked Notes Due 2012

3.	Aggregate Principal Amount	US$100,000,000

4.	Issue Price	100% of the principal amount, plus accrued interest, if any, from June 7, 2007

5.	Issue Date	June 7, 2007

6.	Stated Maturity	The Notes will mature on June 7, 2012.

7.	Fixed Interest Rate:

	a. Interest Rate	10.750% per annum

	b. Interest Payment Dates	Semi-annually in arrears on June 7 and December 7 of each year, commencing on December 7, 2007.

	c. Regular Record Dates	May 15 or November 15 immediately preceding the relevant Interest Payment Date.

	d. Day Count Basis	30/360

8.	Specified Currency	U.S. dollars

9.	Payment Currency	Payments of principal, interest, Additional Amounts and other amounts due in respect of the Notes will (except in the limited circumstances specified in “—Payments” below) be made in U.S. dollars in amounts determined by the Exchange Rate Calculation Agent (i) based on the Argentine Peso Equivalent Principal Amount and (ii) by converting the peso amount into U.S. dollars at the Applicable Exchange Rate on the relevant Calculation Date.

10.	Argentine Peso Equivalent Principal Amount	The amount in Argentine pesos determined by multiplying the aggregate principal amount then outstanding by the Initial Exchange Rate (initially, Ps.307,940,000)

11.	Initial Exchange Rate	Ps. 3.0794 per U.S. dollar (Ps. / US$ exchange rate on May 31, 2007)

12.	Applicable Exchange Rate	The ARS Industry Survey Rate, or any successor rate, published by EMTA, Inc. (“EMTA”) on a daily basis on its web page (https://emta.org or any successor web page) (the “EMTA Exchange

Rate”). In the event that the EMTA Exchange Rate is not available, the Applicable Exchange Rate will be the average offer exchange rate for the conversion of Argentine pesos into U.S. dollars published by the following banks in Argentina, at 3:00 p.m., Buenos Aires time, as calculated by the Exchange Rate Calculation Agent: Banco Santander Rio S.A.; BBVA Banco Francés S.A.; The Branch of Citibank, N.A., in Argentina; Deutsche Bank S.A.; and HSBC Bank Argentina S.A.

13.	Calculation Date	The date that is two Business Days before the applicable payment date

14.	Exchange Rate Calculation Agent	HSBC Bank Argentina S.A.

15.	Additional Issuances	We may from time to time, without the consent of the existing holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for Issue Date, Issue Price, the Interest Commencement Date and, if applicable, the first Interest Payment Date. Such additional Notes will be consolidated with and will form a single series with the Notes.

16.	Payments	Payments in respect of the Notes will be made by us in U.S. dollars outside Argentina to the Common Depositary for Euroclear and Clearstream.

In the event that we furnish to the Trustee evidence that we are unable either to purchase sufficient U.S. dollars with Argentine pesos or to transfer sufficient funds outside of Argentina in order to make payment in respect of the Notes on a payment date, whether: (i) directly, by buying U.S. dollars with Argentine pesos in the foreign exchange market in Argentina and transferring such dollars outside Argentina, or (ii) indirectly, by buying with Argentine pesos any series of Argentine Discount Bonds or Argentine Par Bonds, or any other public or private securities issued in Argentina and denominated in U.S. dollars, and transferring and selling such bonds or other securities outside Argentina for U.S. dollars, or (iii) by means of any other legal procedure then existing in Argentina for the purchase and transfer abroad of U.S. dollars, in each case, because of any legal or regulatory restriction or due to any other reason beyond our control, then we will be able to discharge our payment obligation in respect of the Notes on such payment date by transferring the applicable amount in Argentine pesos owed in respect of principal or interest (by reference to the Argentine Peso Equivalent Principal Amount) to accounts located in Argentina, as designated by Euroclear or Clearstream, as the case may be. Payments made by us in accordance with the preceding sentence will release us from our obligation to make such payments in U.S. dollars to accounts outside Argentina and will not result in an Event of Default under the Indenture, accordingly, the holders of the Notes would not be entitled to any additional payment or acceleration whatsoever. In addition, in the event that on a subsequent payment date it becomes possible again to purchase and transfer amounts as set forth in clauses (i), (ii) or (iii) of the first sentence of this paragraph, we will be required to make subsequent payments in respect of the Notes in

U.S. dollars to accounts outside Argentina.

All costs and taxes payable in connection with the conversion and transfer abroad of payments in respect of the Notes will be borne by us.

17.	Redemption at the Option of the Bank	We may not redeem the Notes except in the event of certain changes in Argentine withholding taxes as set forth in the Offering Circular. See “Description of the Notes—Redemption and Repurchase—Redemption for Taxation Reasons” in the Offering Circular.

18.	Defeasance	The defeasance provisions in Article XI of the Indenture will apply to the Notes; provided, however, that, in order to exercise either the legal defeasance or covenant defeasance, we must (i) irrevocably deposit with the Trustee Argentine pesos in such amount as will be sufficient to pay the principal, interest, Additional Amounts and any other amounts in respect of the Notes then outstanding on the Stated Maturity of the Notes, and (ii) comply with certain other conditions, including, without limitation, the delivery to the Trustee of opinions of nationally recognized counsels in the United States and in Argentina experienced in such tax matters to the effect that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss under the tax laws of the applicable jurisdictions as well as to other relevant matters.

19.	Registration Rights	Pursuant to the Registration Rights Agreement, we will agree for the benefit of the holders of Notes to (a) file with the SEC a registration statement on an appropriate form under the Securities Act, with respect to an offer to exchange the Notes for Exchange Notes with terms identical to the Notes (subject to certain exceptions), within 255 days after the Issue Date, (b) use our reasonable best efforts to have such registration statement declared effective under the Securities Act within 315 days after the Issue Date, and (c) use our reasonable best efforts to consummate the exchange offer within 350 days after the Issue Date. In the event that applicable law, regulation or policy of the SEC does not allow the consummation of the exchange offer, or upon the occurrence of certain other conditions, we will file a “shelf” registration statement covering resales of the Notes by the holders thereof. We will be required to pay you additional interest if we fail to comply with our obligations to register the Notes within the specified time periods. See “Registration Rights” in this Pricing Supplement.

20.	Expected International Ratings	We expect that the Notes will be rated “Ba1” by Moody’s Investor’s Service, Inc. and “B+” by Fitch Ratings Ltd. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice.

21.	Local Ratings	In Argentina, Moody’s Latin American Calificadora de Riesgo S.A. has rated the Notes “Aa1.ar” and Fitch Argentina Calificadora de Riesgo S.A. has rated the Notes “A1+ (arg)”. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency without notice. The methods of assigning ratings used by Argentine rating agencies may differ in important aspects from those used by the rating agencies in the United States or other countries. An explanation of the significance of each Argentine rating agency’s ratings may be obtained from such a rating agency.

22.	Minimum Denominations	US$	100,000 and multiples of US$1,000 in excess thereof.

23.	Value for Purposes of Computing Voting Rights	Each US$1 of principal amount of the Notes entitles the holder to one vote for purposes of computing voting rights.

24.	Listing/Trading	Applications will be made to list the Notes on the Luxembourg Stock Exchange for trading on EuroMTF, the alternative market of the Luxembourg Stock Exchange, and on the Buenos Aires Stock Exchange. We expect that the Notes will be eligible for trading on the MAE.

25.	Syndication

	a. Book-Running Manager	Citigroup Global Markets Inc.

	b. Stabilizing Manager	Citigroup Global Markets Inc.

	c. Dealer	Citigroup Global Markets Inc. (with Citicorp Capital Markets S.A. and Raymond James Argentina Sociedad de Bolsa S.A. acting as placement agents for purchases made in Argentina (the “Argentine placement agents”)).

26.	Form of Notes	The Notes will initially be issued in the form of one fully registered Restricted Global Note and one fully registered Regulation S Global Note.

27.	Codes

	a. ISIN	Rule 144/A: XS0304993792 Regulation S: XS0304992802

	b. Common Code Number	Rule 144/A: 030499379 Regulation S:030499280

28.	Common Depositary	HSBC Issuer Services Common Depositary Nominee (UK) Limited

29.	Clearance	Euroclear and Clearstream, Luxembourg

REGISTRATION RIGHTS
     Pursuant to a Registration Rights Agreement to be entered into among us and the dealer (the “Registration Rights Agreement”), we will agree to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for an issue of SEC-registered Notes (the “Exchange Notes”) with identical terms (but without transfer restrictions and certain other terms concerning increased interest, as described below). Upon the registration statement becoming effective, we will offer to holders of such Notes who are able to make certain representations the opportunity to exchange their Notes for an equal principal amount of Exchange Notes. The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, a copy of which will be made available to prospective purchasers of the Notes upon request to us.
     The Registration Rights Agreement will provide that: (i) unless the exchange offer would not be permitted by applicable law or the SEC, we will (a) file an exchange offer registration statement with the SEC within 255 days after the Issue Date, (b) use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC within 315 days after the Issue Date, and (c) use our reasonable best efforts to commence promptly such exchange offer after such declaration of effectiveness and to issue, within 350 days after the Issue Date, Exchange Notes in exchange for all Notes tendered prior to the expiration of such exchange offer, and (ii) if obligated to file a shelf registration statement, we will file the shelf registration statement prior to the later of 350 days after the Issue Date or 30 days after such filing obligation arises and we will use our reasonable best efforts to have such shelf registration statement declared effective by the SEC on or prior to the 60th day after such filing was required to be made. We will use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when all the Registrable Notes (as defined below) covered by the shelf registration statement have been sold pursuant thereto or may be sold pursuant to Rule 144(k) under the Securities Act if held by a non-affiliate of us.
     If (i) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because such exchange offer is not permitted by applicable law or SEC policy, (ii) the exchange offer is not consummated within 350 days after the Issue Date or (iii) any holder of Notes notifies us within a specified time period that (a) due to a change in law or SEC policy it may not resell the Exchange Notes acquired by it in such exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, (b) it is a dealer and owns Notes acquired directly from us or an affiliate of ours or (c) the holders of a majority in aggregate principal amount of the Notes may not resell the Exchange Notes acquired by them in such exchange offer to the public without restriction under applicable blue sky or state securities laws, then we will (1) file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of all Registrable Notes (as defined below) by the holders thereof and (2) use our reasonable best efforts to have the applicable registration statement declared effective by the SEC on or prior to 60 days after such filing was required to be made. For purposes of the foregoing, “Registrable Notes” means each Note until (i) the date on which such Note is exchanged by a person other than a dealer for an Exchange Note in an exchange offer, (ii) following the exchange by a dealer in an exchange offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such dealer on or prior to the date of such sale a copy of a prospectus, (iii) the date on which such Note is effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement, (iv) the date on which such Note is sold to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A), (v) the date on which (A) such Note is otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer is delivered by us in exchange therefor and (B) a subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) the date on which such Note ceases to be outstanding.
     The Exchange Notes, if any, will be issued under the Indenture relating to the Notes or an indenture identical in all material respects to that Indenture and which, in either case, has been qualified under the U.S. Trust Indenture Act of 1939, as amended. The Notes and the Exchange Notes shall be deemed to be part of and constitute a single series consisting of the Notes and the Exchange Notes, and, without limiting the generality of the foregoing, shall vote together as one series of Notes.
     Application is expected to be made to list the Exchange Notes, if any, on the Luxembourg Stock Exchange and to have them admitted for trading on the EuroMTF and to list them on the Buenos Aires Stock Exchange. Notice will be given to the CNV and the Buenos Aires Stock Exchange, and will be made in a daily newspaper of general circulation in Luxembourg prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and consummate the exchange at the offices of our paying and transfer agents in Luxembourg and Argentina. The results of the exchange offer, including any increase in the rate, will be provided to the CNV, the Buenos Aires Stock Exchange and the Luxembourg Stock Exchange and published in a daily newspaper of general circulation in Luxembourg.
     Under existing SEC interpretations, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided that any dealer participating in an exchange offer must deliver a prospectus meeting the requirements of the Securities Act upon any resale of Exchange Notes. Subject to certain exceptions, we have agreed, for a period of 90 days after consummation of an exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such dealer for use in connection with any resale of any Exchange Note acquired in an exchange offer. A dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.
     Each holder of Notes that wishes to exchange Notes for Exchange Notes in an exchange offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a distribution of the Exchange Notes and it does not intend to participate in any such distribution and (iii) it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if it is an affiliate, it will comply (at its own expense) with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
     If the holder is a dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
     If (i) the exchange offer registration statement is not filed on or prior to the 255th day after the Issue Date, (ii) the exchange offer registration statement (or a shelf registration statement in lieu thereof) is not declared effective by the SEC on or prior to the 315th day after the Issue Date, (iii) an exchange offer is not consummated on or prior to the 35th day after the date specified for the effectiveness of the exchange offer registration statement, (iv) a shelf registration statement required to be filed is not filed on or before the date specified above for such filing, (v) a shelf registration statement otherwise required to be filed is not declared effective on or before the date specified above for effectiveness thereof or (vi) a shelf registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable (whether due to a stop order or otherwise) in connection with resales of Registrable Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (vi) above, a “Registration Default”), then the interest rate on the Notes to which such Registration Default relates will increase by 0.25% per annum with respect to each 90-day period that passes until all such Registration Defaults have been cured, up to a maximum amount of 1.00% per annum. Following the cure of any Registration Default, the accrual of such additional interest related to such Registration Default will cease, and the interest rate applicable to the affected notes will revert to the original rate.
     The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

USE OF PROCEEDS
     Our net proceeds from the issuance and sale of the Notes are expected to be approximately US$ 99.0 million, after deduction of fees and expenses. We will use the net proceeds from the issuance of the Notes to make loans in accordance with Central Bank guidelines, in accordance with the provisions of Article 36 of the Negotiable Obligations Law, Communication “A” 3046 of the Central Bank, as amended, and other applicable regulations.
CAPITALIZATION
     The following table sets forth our capitalization, in accordance with Central Bank Rules as of March 31, 2007 in pesos and dollars (i) on an actual basis and (ii) as adjusted to give effect to the offering therefrom. The following table should be read in conjunction with the financial statements and related notes, as well as “Presentation of Financial Information” contained in this Pricing Supplement and the Offering Circular.

	As of March 31, 2007(1)
	Actual		As Adjusted
	(in thousands)
Deposits from customers:	PS.	US$	PS.	US$
Demand deposits	2,462,959	794,324	2,462,959	794,324
Time deposits	5,196,026	1,675,759	5,196,026	1,675,759
Savings deposits	2,071,524	668,083	2,071,524	668,083
Deposits from the government sector	1,247,058	402,186	1,247,058	402,186
Deposits from banks	6,050	1,951	6,050	1,951
Total deposits	10,983,617	3,542,302	10,983,617	3,542,303
Federal funds purchased and securities sold under repurchase agreements	1,105,862	356,649	1,105,862	356,649
Central Bank	394,109	127,103	394,109	127,103
Short-term borrowings	246,300	79,434	246,300	79,434
Long-term debt (2)	966,826	311,809	1,276,896	411,809
Other liabilities	464,617	149,843	464,617	149,843
Minority interest in consolidated subsidiaries	78,288	25,248	78,288	25,248
Shareholders’ equity	2,438,152	786,323	2,438,152	786,323
Total capitalization	16,677,771	5,378,712	16,987,841	5,478,712

(1)	Translated to U.S. dollars at the rate of Ps.3.1007 per US$1.00, the reference exchange rate reported by the Central Bank for March 31, 2007.

(2)	Includes US$ 150,000,000 of Junior Subordinated Bonds issued on December 18, 2006 and US$150,000 Senior Notes issued on January 23, 2007

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion is based upon, and is meant to supplement, the discussion in the attached Offering Circular under “Taxation—United States Federal Income Tax Considerations and remains subject to the limitations and qualifications set forth therein it is not meant to be a comprehensive description of all U.S. federal income tax considerations that may be material to a prospective purchaser of Notes. You should review the discussion in the attached Offering Circular under “Taxation—United States Federal Income Tax Considerations” for a more extensive description of certain potentially material U.S. federal income tax consequences of the acquisition, ownership, disposition and retirement of the Notes. The following discussion only addresses certain aspects of the U.S. federal income tax consequences of the acquisition, ownership, disposition and retirement of the Notes. Terms that are not defined herein have the meanings ascribed to them in the attached Offering Circular.
     Interest
     The amount of income recognized by a cash basis U.S. Holder of a Note upon the receipt of an interest payment (determined by reference to the Argentine Peso Equivalent Principal Amount of the Notes) will be the U.S. dollar value of the peso amount of interest prior to conversion by the Exchange Rate Calculation Agent, based on the spot rate in effect on the date of receipt. A cash basis U.S. Holder of a Note generally should not realize any U.S. source exchange gain or loss in respect of interest payments except to the extent that the Applicable Exchange Rate used to determine the amount of interest payable in U.S. dollars with respect to an interest payment differs from the spot rate in effect on the date such payment is received.
     An accrual basis U.S. Holder of a Note may determine the amount of income recognized with respect to an interest payment (determined by reference to the Argentine Peso Equivalent Principal Amount of the Notes) in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year). Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the spot rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the spot rate in effect on the last day of the part of the period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate the accrued interest into U.S. dollars at the spot rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.
     Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale, retirement or other taxable disposition of a Note), an accrual basis U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the peso amount of interest prior to conversion by the Exchange Rate Calculation Agent (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued. An accrual basis U.S. Holder may also recognize U.S. source exchange gain or loss to the extent that the Applicable Exchange Rate used to determine the amount of interest payable in U.S. dollars with respect to an interest payment differs from the spot rate in effect on the date such payment is received.
     Sale, Retirement or Other Taxable Disposition of a Note
     A U.S. Holder generally will recognize gain or loss on the sale, retirement or other taxable disposition of a Note equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the adjusted tax basis of the Note. A U.S. Holder’s initial tax basis in a Note will be determined by reference to the U.S. dollar cost of the note.
     The amount realized on a sale, retirement or other taxable disposition of a Note for an amount in foreign currency will be the U.S. dollar value of the amount of foreign currency received based on the spot rate in effect on the date of sale, retirement or other taxable disposition or, if the Notes are traded on an established securities market, as defined in the applicable Treasury regulations, and the Note is sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the spot rate in effect on the settlement date for the sale. Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.
     A U.S. Holder will recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) on the sale, retirement or other taxable disposition of a Note equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the Note (or, if less, the principal amount of the Note) based on the spot rate in effect (i) on the date of sale, retirement or other taxable disposition and (ii) the date on which the U.S. Holder acquired the Note. A U.S. Holder may also recognize U.S. source exchange gain or loss to the extent that the Applicable Exchange Rate used to determine the amount of principal payable in U.S. dollars differs from the spot rate in effect on the date such payment is received. Under applicable Treasury regulations, any exchange gain or loss upon the sale, retirement or other taxable disposition of a note (with respect to both principal and accrued interest) generally only is realized to the extent of the total gain or loss realized on the sale, retirement or other taxable disposition.
     The rules addressing exchange gain or loss are very complicated, and it is not entirely clear how such rules would apply in the context of debt instruments like the Notes that are denominated in U.S. dollars and provide for payments in U.S. dollars based on an exchange rate that may differ from the spot rate. You are urged to consult your own tax advisor in this regard.
     ANY DISCUSSION OF THE U.S. FEDERAL TAX ISSUES SET FORTH IN THIS PRICING SUPPLEMENT WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED HEREIN. SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN ERISA CONSIDERATIONS
     Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA and/or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Governmental plans, certain church plans and non-U.S. plans may not be subject to Section 406 or Section 4975 of the Code but may be subject to provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”). Fiduciaries of any such plans should consult their respective counsel before purchasing any Notes.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any employee benefit plan or other retirement plan, account or arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of Notes.

PLAN OF DISTRIBUTION
     Subject to the terms and conditions set forth in the terms agreement dated May 31, 2007 relating to the Notes, which incorporates by reference the program agreement described in the Offering Circular, Citigroup Global Markets Inc., which we refer to as the “dealer,” has agreed to purchase, and we have agreed to sell to the dealer, US$100,000,000 aggregate principal amount of the Notes.
     The program agreement provides that the obligations of the dealer are subject to certain conditions precedent. The purchase price for the Notes will be the issue price on the cover page of this Pricing Supplement.
     The Notes will be a new issue of securities with no established trading market. Application has been made to list the Notes on the Luxembourg Stock Exchange and to admit the Notes for trading on EuroMTF, the alternative market of the Luxembourg Stock Exchange. Application has also been made to list the Notes on the Buenos Aires Stock Exchange. We have been advised by the dealer that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue any market-making activity at any time. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer and the pendency of any shelf registration statement in connection with the registration rights we intend to provide to holders of the Notes. Moreover, the dealer has informed us that it might not undertake any market-making activity with respect to the Notes until expiration of the confirmation period in Argentina. See “Purchases Made in Argentina” on page “i”. Accordingly, we cannot assure you as to the liquidity of, or the development or continuation of trading markets for, the Notes.
     The dealer may engage in stabilizing and similar transactions that stabilize the price of Notes in accordance with applicable law. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the dealer creates a short position in Notes (that is, if it sells Notes in an aggregate principal amount exceeding that set forth in this Pricing Supplement), it may reduce that short position by purchasing Notes in the open market. In general, purchase of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.
     The U.K. Financial Services and Markets Act 2000 (the “FSMA”) permits, in connection with the issuance of the Notes, the stabilizing manager (or any dealer for the stabilizing manager) to over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the stabilizing manager (or any dealer of the stabilizing manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing must be in compliance with all applicable laws, regulations and rules.
     Neither we nor the dealer makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraphs may have on the price of Notes. In addition, neither we nor the dealer make any representation that the dealer will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.
     The dealer may make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between the dealer and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the dealer based on transactions conducted through the system. The dealer will make Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
     We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this Pricing Supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding business day should consult their own advisor. Notwithstanding the foregoing, no trading of the Notes may occur in Argentina until the settlement date.
     We have agreed to indemnify the dealer against some liabilities (including, without limitation, liabilities under the Securities Act) or to contribute to payments the dealer may be required to make in respect thereof. We have also agreed to reimburse the dealer for some other expenses.
     The dealer has, directly or indirectly, performed investment and/or commercial banking or financial advisory services for us, for which they have received customary fees and commissions, and it expects to provide these services to us and our affiliates in the future, for which it also expects to receive customary fees and commissions.
United States
     The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except in certain transactions exempt from, or not subject to, the registration requirements of the Securities Act.
     We have been advised by the dealer that the offering and sale of Notes by it will be made only (a) to institutions which it reasonably believes are qualified institutional buyers in reliance on Rule 144A under the Securities Act and (b) to certain persons in offshore transactions in reliance on Regulation S under the Securities Act and in accordance with applicable law. Any offer or sale of Notes in reliance on Rule 144A will be made by broker-dealers who are registered as such under the Exchange Act.
     With respect to Notes offered to non-U.S. persons in offshore transactions in reliance on Regulation S, the dealer has acknowledged and agreed that, except as permitted by the program agreement, it will not offer, sell or deliver any Notes (i) as part of its distribution at any time or (ii) otherwise, until 40 days after the completion of the distribution (as certified to the trustee by the dealer) of the identifiable tranche of which such Notes are a part, within the United States or to, or for the account or benefit of, U.S. persons.
     In addition, until the expiration of the 40-day period referred to above, an offer or sale of Notes within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.
     Terms used in the four preceding paragraphs have the meaning given them by Regulation S and Rule 144A under the Securities Act.
Republic of Argentina
     The Notes may be offered directly to the public in Argentina only through Citicorp Capital Markets S.A. and Raymond James Argentina Sociedad de Bolsa S.A., which we refer to collectively as the “Argentine placement agents”, who are authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the Notes in Argentina will be made by a substantially similar Offering Circular in the Spanish language and in accordance with CNV regulations and Joint Resolution 470-1738/2004.
United Kingdom
     The dealer has represented, warranted and agreed that:
(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
Singapore
     This Pricing Supplement, the Offering Circular or any other material relating to the Notes has not been and will not be registered as an offering circular with the Monetary Authority of Singapore, and the Notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Singapore Securities and Futures Act”). Accordingly, the Notes may not be offered or sold, or be subject of an invitation for subscription or purchase, nor may this Pricing Supplement, the Offering Circular or any other offering material relating to the Notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Singapore Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Singapore Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.